Exhibit 99.1

Contact:	Edward R. Carlin Chief Financial Officer (865) 966-2000
GOODY’S FAMILY CLOTHING REACHES AN AGREEMENT
IN PRINCIPLE TO BE ACQUIRED
Knoxville, Tennessee (October 6, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) announced today that it has reached an agreement in principle with an affiliate of Sun Capital Partners, Inc. to be acquired for a cash price of $8.00 per share. It is anticipated that definitive agreements will be executed within the next 48 hours. The transaction, which will not be subject to financing or due diligence, contemplates the prompt commencement of a cash tender offer followed by a cash merger. Robert M. Goodfriend, Chairman and Chief Executive Officer of Goody’s, and members of his family who beneficially own an aggregate of approximately 42% of the outstanding shares, have also agreed in principle to tender their shares in the transaction. The definitive agreements with the Company and the Goodfriend family will be subject to the continued support of the Goody’s Board of Directors in the exercise of its fiduciary duties. The agreements in principle with the Sun Capital Partners, Inc. affiliate is also subject to the final negotiation and execution of definitive agreements which will be subject, among other things, to any necessary regulatory clearances and other customary conditions. Goody’s has agreed that it will negotiate exclusively with the Sun Capital Partners, Inc. affiliate.
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel, and with the temporary closure of six stores due to hurricane damage, currently operates 368 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.
-END-